Exhibit 99.1

Vical Reports 2005 Financial Results

          SAN DIEGO, Feb. 14 /PRNewswire-FirstCall/ -- Vical Incorporated (Nasdaq: VICL) today reported financial results for the year ended December 31, 2005.  Revenues for 2005 were $12.0 million compared with $14.5 million for 2004.  The decrease in revenues was driven primarily by the timing of contract manufacturing shipments, partially offset by increased licensing revenues from Merck & Co., Inc., in 2005.  The company expects to recognize revenues of approximately $12.1 million in 2006 related to the manufacture of bulk DNA for the National Institutes of Health (NIH) in support of planned Phase 2 HIV vaccine studies.

          Financial results were consistent with the company’s projected net loss for 2005 of between $23 million and $26 million.  The actual net loss for 2005 was $24.4 million or $0.99 per share, compared with $23.7 million or $1.05 per share for 2004. Vical had cash and investments of $66 million at the end of 2005.  The company has projected an adjusted net loss for 2006 of between $22 million and $26 million.  This projection excludes non-cash, stock-based compensation expense and, as a result, is not calculated in accordance with U.S. generally accepted accounting principles (GAAP). See “Use of Non-GAAP Financial Measure” below.

          Fourth Quarter Highlights

*

The NIH initiated a Phase 2 clinical trial of a “prime-boost” vaccine approach against HIV.  The trial involves priming an immune response with multiple doses of a plasmid DNA (pDNA) vaccine, based on Vical’s proprietary DNA delivery technology, and boosting the response with a single dose of adenoviral vector vaccine given at a later date.

*	Vical achieved the first milestone in its $2.9 million NIH challenge grant pandemic flu program with successful design, manufacturing, and initial immunogenicity testing of an avian flu vaccine.

*

Vical received a $1.0 million milestone payment from Merck based on Merck’s initiation of a Phase 1 clinical trial of a DNA cancer vaccine. The vaccine is based on Vical’s DNA gene delivery technology and uses pDNA encoding human epidermal growth factor receptor 2 (HER-2) and carcinoembryonic antigen (CEA). The Phase 1 trial will evaluate the safety, tolerability and immunogenicity of the vaccine.

*

Vical sold approximately 4.7 million shares of its common stock at $4.80 per share in a registered direct offering to a select group of institutional investors for net proceeds of approximately $21.0 million.

          BIO CEO & Investor Conference Webcast

          Vijay Samant, Vical’s President and Chief Executive Officer, will participate in the focus session, “Vaccines:  What Is on the Horizon?” at the BIO CEO & Investor Conference at 3:30 p.m. EST on Wednesday, February 15.  A webcast will be available through the webcast center at www.vical.com.

          Conference Call

          Vical will conduct a conference call and webcast to discuss the financial results with invited analysts and institutional investors today, February 14, at noon Eastern Time. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial (888) 224-3260, or (913) 905-1086 for international participants.  A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (888) 203-1112, or (719) 457-0820 for international participants, and enter conference identification number 6450963.  The call also will be available live and archived through the webcast center at www.vical.com. For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

          About Vical

          Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company has retained all rights to its internally developed product candidates.  In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs. Additional information on Vical is available at www.vical.com.

          Forward-Looking Statements

          This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected, including:  whether the company will ship bulk DNA for vaccines against HIV as expected; whether the company will receive timely payment for such shipments; whether the company will achieve the levels of revenues and control expenses to meet projected financial performance; whether the NIH will complete the HIV vaccine Phase 2 clinical trial as planned; whether Merck will complete the Phase 1 clinical trial of its cancer vaccine as planned; whether Vical will complete additional milestones in the pandemic flu program; whether the HIV vaccine, the cancer vaccine, the flu vaccine or any other product candidates being developed by Vical, its collaborators or licensees will be shown to be safe and effective in clinical trials; the timing, nature and cost of clinical trials; and additional risks set forth in the company’s filings with the Securities and Exchange Commission.  These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

          Use of Non-GAAP Financial Measure

          This press release contains adjusted net loss projections that are not calculated in accordance with GAAP.  Specifically, the company’s adjusted net loss projection for 2006 excludes an estimated $2 million to $3 million of non-cash, stock-based compensation expense associated with adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” on January 1, 2006. As the final amount of such expense cannot yet be determined, the company currently cannot make a net loss projection in accordance with GAAP or reconcile its non-GAAP net loss projection to a net loss projection calculated in accordance with GAAP.

          Vical believes that this non-GAAP financial measure provides meaningful information regarding the company’s performance by excluding expenses that may not be indicative of the company’s core operating results.  In addition, Vical believes that the use of this non-GAAP financial measure enhances the consistency and comparability of the company’s reported financial results and enables investors to better evaluate the company’s current performance compared to its past performance. However, this information should not be considered in isolation or as an alternative to financial information calculated in accordance with GAAP.

          Contacts:   Alan R. Engbring
                             Executive Director, Investor Relations
                             Jill M. Church
                             Vice President and Chief Financial Officer
                             (858) 646-1127
                            Website:  www.vical.com

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

Statements of Operations (in thousands, except per share amounts)	2005	2004	2005	2004

Revenues:
Contract and grant revenue	$511	$4,651	$5,953	$11,168
License and royalty revenue	1,294	352	6,050	3,377
Total revenues	1,805	5,003	12,003	14,545
Operating expenses:
Research and development	4,291	4,545	17,772	19,597
Manufacturing and production	1,962	3,012	12,203	11,581
General and administrative	1,754	2,194	7,679	8,510
Total operating expenses	8,007	9,751	37,654	39,688
Loss from operations	(6,202)	(4,748)	(25,651)	(25,143)
Net investment income	536	281	1,294	1,410
Net loss	$(5,666)	$(4,467)	$(24,357)	$(23,733)
Basic and diluted net loss per share	$(0.20)	$(0.19)	$(0.99)	$(1.05)
Shares used to calculate basic and diluted net loss per share	27,738	23,493	24,581	22,695

	December 31,

Balance Sheets (in thousands)	2005	2004

Assets:
Cash, cash equivalents, and marketable securities	$66,486	$73,996
Other current assets	5,778	3,412
Total current assets	72,264	77,408
Property and equipment, net	15,170	16,277
Other assets	7,096	7,541
Total assets	$94,530	$101,226
Liabilities and stockholders’ equity:
Current liabilities	$8,780	$10,108
Long-term obligations	5,444	8,209
Stockholders’ equity	80,306	82,909
Total liabilities and stockholders’ equity	$94,530	$101,226

SOURCE  Vical Incorporated
          -0-                                        02/14/2006
          /CONTACT:  Alan R. Engbring, Executive Director, Investor Relations, or Jill M. Church, Vice President and Chief Financial Officer, both of Vical Incorporated, +1-858-646-1127/
          /Web site:  http://www.vical.com /